Exhibit 21.1

             LIST OF SUBSIDIARIES OF ROFIN-SINAR TECHNOLOGIES INC.




Rofin-Sinar, Inc.
Rofin-Sinar Technologies Europe S.L.
Rofin-Sinar Laser GmbH
Rofin-Sinar France S.A.
Rofin-Sinar Italiana S.r.l.
Rofin-Marubeni Laser Corporation
Rasant-Alcotec Beschichtungstechnik GmbH
Carl Baasel Lasertechnik GmbH
PMB Elektronic GmbH
Rofin-Baasel, Inc.
Wegmann-Baasel Laser und elektrooptische Gerate GmbH
Rofin Baasel Benelux B.V.
Baasel Lasertech UK Ltd.
Baasel Lasertech Italia S.r.L.
Rofin-Baasel Espana S.A.
Baasel Lasertech France S.A.R.L.
Rofin-Baasel Singapore PTE Ltd.
DILAS Diodenlaser GmbH
Rofin-Sinar U.K., Ltd.






























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